    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2000

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 SUPERGEN, INC.

             (Exact name of registrant as specified in its charter)
                         ------------------------------

            DELAWARE                             2834                            91-1841574
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                          TWO ANNABEL LANE, SUITE 220
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                            JOSEPH RUBINFELD, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SUPERGEN, INC.
                          TWO ANNABEL LANE, SUITE 220
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:
                               JOHN V. ROOS, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI,
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300
                         ------------------------------

    Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED         PROPOSED MAXIMUM         AMOUNT OF
            TITLE OF EACH CLASS                  AMOUNT TO BE       MAXIMUM OFFERING    AGGREGATE OFFERING      REGISTRATION
       OF SECURITIES TO BE REGISTERED            REGISTERED(1)     PRICE PER SHARE(2)       PRICE(1)(2)            FEE(3)
Common Stock $0.001 par value                       136,130              $32.69             $4,449,817            $1,174.75

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to a presumably indeterminable number of shares of Common Stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the Common Stock of SuperGen, Inc. as reported on the Nasdaq National Market on January 13, 2000.

(3) Computed pursuant to Rule 457(c) based on the average high and low sale prices of the Common Stock of SuperGen, Inc. as reported on the Nasdaq National Market on January 13, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(

a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(

a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                ----------------

                                   PROSPECTUS

                             ---------------------

                             DATED JANUARY 21, 2000
                                 136,130 SHARES

                                 SUPERGEN, INC.

                                  COMMON STOCK

    The selling stockholders of SuperGen, Inc. ("SuperGen," "we," or "the Company") listed on page 17 may offer and resell up to 136,130 shares of SuperGen, Inc. Common Stock under this Prospectus, for their own account. We will not receive any proceeds from such sales. We issued these shares of our common stock to the selling stockholders in private transactions.

    Our common stock is listed on the Nasdaq National Market under the symbol "SUPG". On January 20, 2000, the last reported sale price for the Common Stock on the Nasdaq National Market was $48.56 per share.

    SEE "RISK FACTORS" BEGINNING AT PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 21, 2000.

                                    SUMMARY

    We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of products for the treatment of life-threatening diseases, particularly cancer. We seek to minimize the time, expense and technical risk associated with drug commercialization by identifying, acquiring and developing pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery.

    We are currently focusing our commercialization efforts on two drugs, Nipent-Registered Trademark- and rubitecan (RFS 2000).

    We are currently marketing Nipent-Registered Trademark- in the United States for the treatment of hairy cell leukemia. We are also conducting clinical trials of Nipent-Registered Trademark- to seek FDA approval to expand its use for the treatment of additional forms of leukemia. Rubitecan is a drug compound in the late stage of clinical development. Clinical studies indicate it has the potential to treat a variety of solid tumors, including pancreatic, breast, lung, colorectal, ovarian and prostate cancers, and hematological disorders.

    On December 21, 1999, we entered into three agreements with Abbott Laboratories ("Abbott") pursuant to which Abbott will undertake to market and distribute the Company's products and invest in shares of common stock of the Company. The Worldwide Sales, Distribution, and Development Agreement (the "Worldwide Agreement") covers the development, marketing and distribution of rubitecan, and grants Abbott an exclusive license to distribute and promote rubitecan outside the United States and to co-promote rubitecan with us within the United States. Under the Worldwide Agreement, we are responsible to pursue the clinical development of rubitecan and to secure regulatory approval of the product in the United States, Canada and the member states of the European Union, while Abbott shall be responsible to obtain regulatory approval of the product in the other countries in the world. While we are responsible for manufacturing, packaging, sterilization and labeling of the product, Abbott shall be the exclusive distributor of the product throughout the world. The co-promotion activities within the United States and the clinical development will be supervised and overseen by a U.S. Marketing Board and Clinical Development Committee, respectively, each of which shall be comprised of representatives from Abbott and SuperGen. The Worldwide Agreement specifies in detail the pricing terms, sharing of expenses and profits, and royalty payments. In the U.S. market, the profit from selling the product shall be shared between the parties, fifty percent (50%) for SuperGen and fifty percent (50%) for Abbott. Abbott shall pay us royalties and transfer fees based on product sales outside of the United States.

    In addition, Abbott is to make a series of equity investments in SuperGen of up to $81,500,000 in nine tranches over a period of time along with certain other cash payments to us, which when aggregated with the equity investments, amount to approximately $150,000,000. The purchase price of the securities shall be determined based on the market price at the time of the purchase. Each equity investment and cash payment is tied to and conditioned upon the achievement of certain milestones based on, among other things, steps in the regulatory approval process both in the United States and other countries in the international territory, the launch of the product in particular territories, and the target sales of the product. Closing of Abbott's initial $26,500,000 equity investment and an unconditional $5,000,000 cash payment pursuant to the terms of the U.S. Distribution Agreement occurred in January 2000. There can be no guarantee that future milestones will be achieved. Abbott may request that we register the equity securities purchased by Abbott.

    We also granted Abbott an option to purchase up to 49% of the outstanding shares of our common stock at an exercise price of $85 per share. Abbott's ability to exercise the option is conditioned upon, among other things, the continued effectiveness of the Worldwide Agreement.

    Under a separate U.S. Distribution Agreement, Abbott shall become the exclusive U.S. distributor for Nipent-Registered Trademark-, our currently marketed product for the treatment of hairy cell leukemia. We retain U.S. marketing rights for Nipent-Registered Trademark-.

    We are also developing our product line of enhanced generic anticancer drugs using our Extra proprietary drug delivery technology. This technology, consisting of a delivery system incorporating the active drug cyclodextrin, has the following properties:

    - The form of a ready to inject, stable solution that increases the ease and safety of administration.

    - Increased shelf life, facilitating multiple doses from a single vial.

    - Less susceptibility to ulceration at the injection site due to shielding properties of the Extra formulation. The drug is released only upon circulation within the bloodstream.

    - Our Extra technology is protected by a combination of exclusive and non-exclusive licenses and related patents. These patents were issued between 1991 and 1998. The licenses pertaining to the Extra platform generally are effective for the terms of the related patents.

    We seek to expand our portfolio of anticancer drugs through the acquisition of products and product candidates, or companies owning such products or candidates, which complement our portfolio and provide us with market opportunities. In August 1999, we acquired Sparta Pharmaceuticals, Inc. ("Sparta"), a company with anti-cancer compounds in late-stage clinical development. Sparta also has, in late stage clinical development, a novel drug delivery system that allows compounds which are insoluble or poorly soluble in water to be delivered intravenously (or by other routes) without the need for organic solvents that may in themselves be toxic.

    In September 1999, we acquired the worldwide rights to decitabine, a chemotherapeutic agent owned by Pharmachemie, a subsidiary of Israel-based Teva Pharmaceuticals. Decitabine, which has received "orphan drug" status from the U.S. Food and Drug Administration, is currently in clinical testing for acute leukemias and other hematological malignancies at Memorial Sloan-Kettering Hospital in New York City, M.D. Anderson Cancer Center in Houston, and Johns Hopkins Medical Center in Baltimore.

    In December 1999, we entered into licensing and research agreements with the Clayton Foundation for Research and its technology transfer organization, Research Development Foundation. Under the terms of the agreements, SuperGen has acquired worldwide rights to inhaled versions of formulations of camptothecins, including rubitecan, and taxanes, including paclitaxel
(Taxol-Registered Trademark-). Phase I clinical studies with inhaled rubitecan (for the treatment of lung cancer and pulmonary metastatic disease) are currently underway at M.D. Anderson Cancer Center and Baylor College of Medicine.

    In December 1999, we entered into an agreement with AVI BioPharma Inc. ("AVI") whereby we acquired seven and one half percent (7.5%) of AVI's outstanding common stock for $2.5 million and 100,000 shares of our common stock. As part of the agreement, we also acquired exclusive negotiating rights for the United States market for Avicine-TM-, AVI's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors. Avicine is a non-toxic immunotherapy that neutralizes the effect of a tumor-associated antigen on cancer cells, while stimulating the body's immune system to react against the foreign tumor. Avicine has completed five clinical trials in approximately 180 patients.

    We also have non-oncology programs in the large market areas of anemias and other blood cell disorders, obesity/diabetes and autoimmune diseases. We intend to seek partnerships with larger drug companies for the development and marketing of these non-oncology drug candidates.

    Throughout this prospectus, we use the term "proprietary" to refer to some of our products and technology. By use of this term, we mean to refer to those products and technology that are protected from competition by patents, licenses, manufacturing know-how or a combination of these competitive barriers.

    We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware in November 1997. Our executive offices are located at Two Annabel Lane, Suite 220, San Ramon, California, 94583, and our telephone number at that address is (925) 327-0200.

                              RECENT DEVELOPMENTS

    On December 21, 1999, we entered into three agreements with Abbott Laboratories ("Abbott") pursuant to which Abbott will undertake to market and distribute our products and invest in shares of our common stock. The Worldwide Sales, Distribution, and Development Agreement (the "Worldwide Agreement") covers the development, marketing and distribution of rubitecan, and grants Abbott an exclusive license to distribute and promote rubitecan outside the United States, and to co-promote rubitecan with us within the United States. In addition, Abbott is to make a number of equity investments, and certain other cash payments, all tied to and conditioned upon the achievement of certain milestones based on, among other things, steps in the regulatory approval process both in the United States and other countries in the international territory, the launch of the product in particular territories, and the target sales of the product. There can be no guarantee that such milestones will be achieved. We also granted Abbott an option to purchase a number of shares of our common stock equal to up to 49% of the outstanding shares of our common stock at an exercise price of $85 per share. Under a separate U.S. Distribution Agreement, Abbott shall become the exclusive U.S. distributor for Nipent-Registered Trademark-, our currently marketed product for the treatment of hairy cell leukemia. We retain U.S. marketing rights for Nipent-Registered Trademark-. See "Summary."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING SUPERGEN. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR CASH FLOWS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE INCURRED LOSSES AND OUR BUSINESS WILL SUFFER IF WE FAIL TO ACHIEVE
  SIGNIFICANT REVENUES OR PROFITABLE OPERATIONS.

    We have incurred cumulative losses of $84.3 million for the period from inception through September 30, 1999. These losses included non-cash charges of $18.4 million for the acquisition of in-process research and development. We have not achieved profitability and expect to continue to incur substantial operating losses at least through 2000. Substantially all of our revenues have come from sales of Nipent-Registered Trademark-, and we expect this trend to continue for some time. Nipent-Registered Trademark- revenues were $2.8 million for the first nine months of 1999, $2.7 million in 1998, $1.5 million in 1997 and $225,000 in 1996. All of these revenues resulted from commercial sales. Our ability to achieve profitability will depend on our ability to develop, obtain regulatory approval for and successfully market Nipent-Registered Trademark- for other indications, and bring other proprietary products to market. Our ability to become profitable will also depend upon a variety of other factors, including the following:

    - The price, volume and timing of sales of products.

    - The mix between Nipent-Registered Trademark- sales in the United States and those under a supply agreement with Warner-Lambert Company for sales outside North America.

    - Variations in gross margins of our products, which may be affected by sales mix and competitive pricing pressures.

    - Regulatory approvals of new products or expanded labeling of existing products.

    - Changes in the level of our research and development, including the timing of any expansion of clinical trials. Clinical trials include the testing of drug compounds upon human subjects.

    - Acquisitions of products, technology or companies.

    Our long-term success will also be affected by expenses, difficulties and delays frequently encountered in developing and commercializing new pharmaceutical products, competition, and the burdensome regulatory environment in which we operate. We cannot be certain that we will ever achieve significant revenues or profitable operations.

OUR BUSINESS COULD SUFFER IF THE RESULTS OF FURTHER CLINICAL TESTING INDICATE
  THAT OUR PROPOSED PRODUCTS ARE NOT SUITABLE FOR COMMERCIAL USE

    Our proposed proprietary products are in the development rather than the research stage. However, we must significantly develop all of our proposed products before we can market them. Although we believe that the results of our early stage clinical studies support further development of our proposed proprietary products, the results we have obtained to date do not necessarily indicate results of further testing, including controlled human clinical testing. All of the potential proprietary products that we are currently developing will require extensive clinical testing before we can submit any regulatory application for their commercial use.

    In contrast to our proposed proprietary products, Nipent-Registered Trademark- and our generic version of mitomycin have been approved for commercial use and we began sales of these drugs in 1996 and 1998, respectively.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OUR GENERIC
  PRODUCTS AND EXTRA PRODUCTS BASED ON GENERIC PRODUCTS BECAUSE THE PATENTS FOR THE UNDERLYING DRUGS DO NOT EXPIRE

    We plan to develop and market several generic and Extra drugs, some of which are currently protected by one or more patents held by others. If the existing patent protection for these drugs is maintained or extended, it is unlikely that we will be able to market our own generic and Extra versions of those drugs. We do not believe it is financially prudent to proceed with substantial development efforts for generic or Extra drugs if we do not know if or when existing patent protection will cease.

    In particular, we plan to develop and market a generic and an Extra version of paclitaxel, as well as an Extra version of cisplatin. However, the original patent protection for both drugs has been extended through the issuance of new patents in the United States. The current cisplatin patent expires in 2013 and the current use patent for paclitaxel expires in 2002. Other companies interested in marketing generic versions of these drugs are actively disputing the legality of these patents and we anticipate that these legal disputes will be resolved within the next three years. If the patent protection for both these products is upheld, we will not proceed with further development of these products. If the patent protection is overturned, we plan to further develop these products and we believe we can bring them to market within two years of a favorable patent ruling.

OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN ADEQUATE FUNDING IN A TIMELY
  MANNER

    We expect that we will need substantial additional funding. Our business, results of operations and cash flows will be adversely affected if we fail to obtain adequate funding in a timely manner. Our funding requirements will depend on many factors, including:

    - The progress of our development programs.

    - The availability of additional drugs or drug candidates for acquisition by SuperGen or to be licensed to SuperGen.

    - The availability of companies as potential acquisition or merger candidates.

    - Revenue growth, if any.

    - The amount of cash generated, if any, by our operations.

    - The timing and receipt of regulatory approvals.

    - The costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights.

    - Developments related to reimbursement matters.

    - Competing technological and market developments.

    - The need for additional office and manufacturing facilities to accommodate growth.

    We anticipate that our existing capital resources as of the date of this prospectus will be adequate to fund operations and capital expenditures at least through June 30, 2001. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. We may receive funds from the sale of equity securities, or the exercise of outstanding warrants and stock options. Additionally, we may receive funds upon the achievement of certain developmental and sales milestones pursuant to our agreement with Abbott. However, we cannot assure you that any of those fundings will occur, or if they occur, that they will be on terms favorable to us. Also, the dilutive effect of those fundings could adversely affect our results per share.

OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN REGULATORY MANUFACTURING OR
  MARKETING APPROVALS IN A TIMELY MANNER, IF AT ALL

    We cannot assure you that we will obtain the necessary regulatory approvals to manufacture or market our proposed products. The United States Food and Drug Administration and comparable agencies in foreign countries impose substantial requirements for the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. We have obtained marketing approval for Nipent-Registered Trademark- and our internally developed generic version of mitomycin and approval of sources of bulk drugs for our Extra and generic products. However, we have not yet received marketing approval for any of our internally developed proprietary products. Our proprietary drugs and Extra drugs may require substantial clinical trials along with FDA and comparable foreign agency review as new drugs. Our generic drugs require both approval of the bulk source of the drug and FDA approval of their final formulation.

    We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our pharmaceutical products on a timely basis or at all. For example, we initially believed that the FDA would abbreviate the approval process for our Extra products. However, the FDA is reviewing Mito Extra, our first Extra product submission, as a new drug. Sales of our products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay the introduction of our products in those countries.

OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS

    If we fail to comply with regulatory requirements, we may be subject to regulatory or judicial enforcement actions. Those actions could include product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products, withdrawal of existing approvals and potentially enhanced product liability exposure. Our research, testing, manufacturing, labeling, distribution, marketing and advertising activities are regulated extensively by governmental authorities in the United States and other countries.

ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS WILL HARM OUR RESULTS OF
  OPERATIONS REGARDLESS OF SUCCESS

    Our business will be harmed if competitors develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, if our trade secrets are disclosed or if we cannot effectively protect our rights to unpatented trade secrets.

    We actively seek patent protection for our proprietary products and technologies. We have a number of United States patents and also have licenses to, or assignments of, numerous issued United States patents. However, litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect.

    Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our business, results of operations and cash flows.

    Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

    We know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to:

    - patents held by us or our licensors; or

    - our products or proposed products.

    There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation.

OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST
  LARGER, MORE ESTABLISHED PHARMACEUTICAL COMPANIES WITH GREATER RESOURCES

    Our competitors and probable competitors include, among others, Eli Lilly & Co., Ortho-McNeil Pharmaceutical, Amgen Inc., Gensia-Sicor, Inc., Bristol-Myers Squibb Company and Immunex Corp. These companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. These companies may succeed in developing pharmaceutical products that are more effective or less costly than any that we may develop or market.

    Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proprietary products, competition will likely depend primarily on the effectiveness of the product, its acceptance in the marketplace, and its pricing and the number, gravity and severity of its unwanted side effects as compared to alternative products.

    Competition for generic products is based primarily on price and, to a lesser extent, on name recognition and the reputation of the manufacturer in its target markets. Moreover, the number of competitors offering a particular generic product could dramatically affect price and gross margin for that product, or an Extra product based on that generic product. We may be at a disadvantage in competing with more established companies on the basis of price or market reputation. In addition, a significant number of Extra products that we are currently developing consist of, or are based upon, generic products for which patent protection has expired or is expected to expire. Increased competition in a particular generic market would likely lead to significant price erosion for our generic products and Extra products based on those generic products, which would adversely affect our sales and potential gross profit margins.

    For example, we believe that the total estimated U.S. sales for mitomycin, bleomycin, etoposide and cisplatin, as well as other of our proposed generic products and generic products upon which we propose to base Extra products, have decreased in recent years due to increased competition. We also believe that sales volumes and unit prices of these generics may continue to decrease as a result of competitive factors, including the following:

    - The introduction of additional generics as well as other anticancer drugs.

    - The desire of some companies to increase their market share.

    - New formulations for these drugs and the use of different therapies.

    Extensive research and development efforts and rapid technological progress characterize our industry. Although we believe that our proprietary position gives us a competitive advantage with respect to our proposed non-generic drugs, we anticipate that development will continue and discoveries by others may render our current and potential products noncompetitive. In addition, we have only limited experience in selling and marketing pharmaceutical products.

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING AND OUR BUSINESS MAY BE
  HARMED IF THE MANUFACTURE OF OUR PRODUCTS IS INTERRUPTED OR DISCONTINUED AND WE CANNOT OBTAIN THIRD PARTY MANUFACTURING ON ACCEPTABLE TERMS

    We currently rely on vendors for manufacturing activities related to Nipent-Registered Trademark- and our generic version of mitomycin. The facilities used by these vendors have passed plant inspections required by the FDA prior to market clearance of all pharmaceutical products. The FDA conducts these inspections to ensure compliance with current Good Manufacturing Practices regulations enforced by the FDA. If the facilities fail to maintain their Good Manufacturing Practices status, or there is an interruption at any of these facilities due to the occurrence of a fire, natural disaster, equipment failure or other condition, we will need to locate other facilities. However, we may not be able to locate facilities that are FDA-approved for manufacturing activities in a timely manner and on commercially acceptable terms.

    In addition, we store the majority of our Nipent-Registered Trademark- crude concentrate, the unpurified, bulk form of the drug, at a single storage location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of our Nipent-Registered Trademark- crude concentrate could adversely affect our business, results of operations and cash flows. We are currently negotiating a long-term agreement with the vendor that purifies our current supply of crude concentrate to continue its purification services. However, we cannot assure you that we will be able to finalize the agreement. If we are not able to do so, our supply of Nipent-Registered Trademark- may be interrupted while we seek to locate another facility and to have that facility approved by the FDA. The delay could adversely affect our business, results of operations and cash flows.

    We will encounter similar issues with respect to any potential products that the FDA clears for sale. We must establish and maintain relationships with manufacturers to produce and package our finished pharmaceutical products, including rubitecan (RFS 2000). In addition, the FDA must clear the facilities used by these contract manufacturers. If we are unable to obtain or retain third-party manufacturing on commercially acceptable terms or obtain necessary FDA clearances to manufacture the products currently being developed, we may not be able to commercialize pharmaceutical products as planned. Our dependence upon third parties for the manufacture of pharmaceutical products may adversely affect our profit margins and our ability to develop and deliver pharmaceutical products on a timely and competitive basis.

    We currently rely on foreign and domestic manufacturers to obtain bulk drug substances that are incorporated into our various products. We currently rely on domestic manufacturers for the production of our unique single source, Extra and generic formulations and to supply sufficient quantities of products to conduct clinical trials on Extra and other proposed proprietary products. If we are unable to contract for or obtain a sufficient supply of bulk drug substance or potential pharmaceutical products on acceptable terms, or these supplies are delayed or contaminated, we could experience:

    - Significant reductions in sales.

    - Delays in bringing our proposed Extra and other single source proprietary and generic products to market.

    - Delays in preclinical and human clinical testing schedules.

    - Delays in submitting products for regulatory approval and initiating new development programs.

    Any of these factors could adversely affect our business, results of operations and cash flows.

    We do not currently intend to manufacture any pharmaceutical products, although we may choose to do so in the future. If we decide to manufacture products, we would be subject to the regulatory requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. In addition, we have only limited experience in manufacturing pharmaceutical products. We cannot assure you that we would be able to manufacture any of these products successfully and in a cost-effective manner.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND
  RETAIN THE ADDITIONAL, HIGHLY SKILLED PERSONNEL REQUIRED FOR THE EXPANSION OF OUR ACTIVITIES

    Our success is dependent on key personnel, including Dr. Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. To successfully expand our operations, we will need to attract additional, highly skilled individuals, particularly in the areas of sales, marketing, clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.

THE CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYERS TO CONTAIN OR REDUCE
  THE COSTS OF HEALTHCARE MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY

    Our revenues and profitability may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care. We cannot predict the effect that these health care reforms may have on our business, and it is possible that any of these reforms will adversely affect our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payers, like government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS AND OUR INSURANCE MAY BE
  INADEQUATE TO COVER DAMAGES

    Clinical trials or marketing of any of our current and potential pharmaceutical products may expose us to liability claims from the use of these pharmaceutical products. We currently carry product liability insurance. However, we cannot be certain that we will be able to maintain insurance on acceptable terms for clinical and commercial activities or that the insurance would be sufficient to cover any potential product liability claim or recall. If we fail to have sufficient coverage, our business, results of operations and cash flows could be adversely affected.

IF WE ARE UNABLE TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, OUR BUSINESS
  MAY BE HARMED

    We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, if in the future we conduct these programs, we might be required to incur significant cost to comply with environmental laws and regulations. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources.

ANTI-TAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

    Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

    - Authorization of the issuance of up to 2,000,000 shares of our preferred stock.

    - Elimination of cumulative voting.

    - Elimination of stockholder action by written consent.

    Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

    We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 of the Delaware General Corporation Law prevents stockholders owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date those stockholders acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

    These provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SuperGen to first negotiate with us.

    We believe that the benefits of increased protection of SuperGen's potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure SuperGen outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.

THE IMPACT OF OUR AGREEMENTS WITH ABBOTT MAY ADVERSELY AFFECT YOUR INVESTMENT

    Consummation of the transactions contemplated by the three agreements entered into with Abbott, including without limitation, the equity purchases and cash payments, are subject to numerous risks and conditions, including without limitation, failure to achieve milestones, failure to achieve regulatory approval, commercial viability or market acceptance of rubitecan, and continued effectiveness of the agreements. In addition, Abbott's option to purchase a number of shares of common stock equal to up to 49% of our outstanding common stock may not be approved by our stockholders, may not receive regulatory approval, and if approved may dilute our stockholders and may provide Abbott with significant influence over our management. If exercised, Abbott's share ownership, together with Abbott's contractual right of first discussion with respect to our product portfolio and its right of first refusal to acquire SuperGen, may discourage other third parties from acquiring us. Additionally, the Worldwide Agreements may be terminated in its entirety or on a territory-by-territory basis for a variety of reasons, including reasons related to approval or market acceptance of rubitecan.

BECAUSE CURRENT OFFICERS, DIRECTORS, AND ABBOTT OWN A LARGE PERCENTAGE OF OUR
  STOCK, THESE STOCKHOLDERS MAY BE ABLE TO CONTROL SUPERGEN AND ALSO PREVENT POTENTIALLY BENEFICIAL ACQUISITIONS OF SUPERGEN

    As of January 19, 2000, our officers, directors, and Abbott beneficially owned approximately 55.4% of the outstanding shares of our common stock. Beneficial ownership includes shares of our common stock subject to options and warrants exercisable within sixty days of January 19, 2000. Abbott's ability to obtain a number of shares of our common stock equal to up to 49% of our outstanding common stock is subject to stockholder and regulatory approval.

    These stockholders, if acting together, may be able to elect all of our directors and otherwise significantly influence matters requiring approval by our stockholders. This concentration of ownership and the lack of cumulative voting may also delay or prevent a third party from acquiring us.

    These stockholders may have interests that differ from other stockholders of SuperGen, particularly in the context of potentially beneficial acquisitions of SuperGen. For example, to the extent that these stockholders are employees of SuperGen, they may be less inclined to vote for acquisitions of SuperGen involving the termination of their employment or diminution of their responsibilities or compensation.

THE TRADING PRICE OF YOUR STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL

    The trading prices of our common stock are subject to significant fluctuations in response to numerous factors, including:

    - Variations in anticipated or actual results of operations.

    - Announcements of new products or technological innovations by competitors.

    - FDA approval or rejection of pending applications.

    - Changes in earnings estimates of operational results by analysts.

    - Results of clinical trials.

    Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

    During the past three years from the date of this prospectus, the market price per share of our common stock has fluctuated between approximately $5.125 and $48.813.

OUR BUSINESS MAY BE HARMED IF WE BECOME SUBJECT TO SECURITIES CLASS ACTION
  LITIGATION

    In the past, following periods of volatility in the market price of a company's common stock, securities class action litigation has been brought against the issuing company. This type of litigation could be brought against us in the future. The litigation could be expensive and divert management's attention and resources, which could adversely affect our business and results of operations whether or not our defense is successful. If the litigation is determined against us, we could also be subject to significant liabilities.

THE MARKET PRICE OF OUR STOCK MAY FALL IF OTHER STOCKHOLDERS SELL THEIR STOCK

    If our stockholders sell substantial amounts of our common stock in the public market the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

    As of January 19, 2000, we had 26,978,775 shares of our common stock outstanding. Of these shares, approximately 25,461,100 shares were eligible for sale in the public market.

    As of January 19, 2000, we had reserved an additional 10,507,681 shares of our common stock for future issuance upon exercise of outstanding options and warrants. If these securities are exercised, and subsequently sold in the public market, this may cause the price of our common stock to fall.

THE REDEMPTION OF OUR OUTSTANDING PUBLIC WARRANTS MAY CAUSE THE PRICE OF OUR
  COMMON STOCK TO FALL AND MAY RESULT IN DILUTION

    On September 20, 1999 we issued a notice of redemption of warrants for the purchase of shares of our common stock that we issued in connection with our initial public offering. These warrants enable the holder to purchase shares of our common stock at a price of $9.00 per share. As of January 19, 2000 there were 3,715,444 of such warrants outstanding. We will redeem any of these warrants that are outstanding as of April 16, 2000 at a price of $0.25 per share. We expect that holders of the warrants will choose to exercise these warrants rather than have them redeemed if the price of our common stock trades above $9.00 per share during the period immediately preceding April 16, 2000. Our issuance of common stock at a price of $9.00 per share may result in dilution to other holders of common stock and may cause the price of our common stock to fall. In addition, if the price of our common stock for the thirty day trading period following April 16, 2000 is less than $19.46, we may be required to issue additional shares of common stock to investors that bought our common stock in privately negotiated transactions in September 1999. Any such issuance would have a dilutive effect on holders of our common stock.

WE CONTINUE TO MONITOR YEAR 2000 COMPLIANCE ISSUES

    Many computer systems and software products were coded to accept only two digit entries in the year code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. We, and third parties with whom we do business, rely on numerous computer programs in our day-to-day operations. Due to the proximity of the date of this prospectus to January 1, 2000, we continue to monitor year 2000 issues as they relate to our internal systems and those of third parties with whom we interact. We believe that modifications and conversions of our internal systems and equipment have allowed us to achieve year 2000 compliance in a timely manner. There can be no assurance, however, that our internal systems or equipment will be entirely error-free, or those external parties on which we rely will be year 2000 compliant in a timely manner, or that our or external parties' contingency plans will mitigate sufficiently the effects of any noncompliance. Based upon currently available information and considering our year 2000 project status, management believes that the year 2000 issue will not impact business operations. However, there is still the possibility that future year 2000 related failures in our systems or equipment and/or failure of external parties to achieve year 2000 compliance could have a material adverse effect on us.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders listed on page 12 sell all of our common stock registered under this prospectus:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    - Amendment No.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

    - Proxy Statement for the 1999 Annual Meeting of Stockholders.

    - The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.

    - The description of our acquisition of Sparta Pharmaceuticals, Inc. on August 12, 1999, contained in our Current Report on Form 8-K filed on August 26, 1999, and Form 8-K/A filed on October 13, 1999.

    - The description of our Warrant redemption call contained in our Current Report on Form 8-K filed on October 4, 1999.

    - The description of our agreements entered into with Abbott Laboratories on December 21, 1999 contained in our current report on Form 8-K filed on December 23, 1999, and Form 8K/A filed on January 7, 2000.

    - All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1998.

    This Prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

    SuperGen, Inc.
    Two Annabel Lane, Suite 220
    San Ramon, California 94583
    Attn: Investor Relations
    (925)327-0200

    You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front page of those documents.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

    Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this Prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

    - this Prospectus, in the materials referred to in this Prospectus;

    - in the materials incorporated by reference into this Prospectus;

    - in our press releases.

    No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                                DIVIDEND POLICY

    We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

                              SELLING STOCKHOLDERS

    The following table sets forth information for each selling stockholder, as of January 19, 2000:

    - The name of the selling stockholder;

    - The number of shares and the percentage the selling stockholder beneficially owns before this offering;

    - How many shares of common stock the selling stockholder may resell under this Prospectus; and

    - Assuming the selling stockholder sells all the shares listed next to its name, how many shares of common stock and the percentage the selling stockholder will beneficially own after completion of the offering.

    Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The following table is based upon information supplied to us by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

    In order to prevent dilution to the selling stockholders, the following numbers may change because of (1) stock splits, (2) stock dividends or
(3) similar events involving our common stock.

    The selling stockholders currently hold unregistered shares of our common stock and/or warrants for the purchase of common stock. We agreed to register 136,130 shares of our common stock for resale by the selling stockholders. The 136,130 shares of our common stock being offered by the selling stockholders were acquired from us in connection with private placement transactions pursuant to a Subscription Agreement dated as of December 1, 1999 and two Research Agreements dated November 15, 1999. The selling stockholders represented to us that they would acquire those shares for investment and with no present intention of distributing any such shares except pursuant to this Prospectus or sales exempt from the registration requirements of the Securities Act of 1933.

    Pursuant to our obligation under a Registration Rights Agreement dated as of December 15, 1999 and two Research Agreements dated November 15, 1999, we filed with the SEC under the Securities Act of 1933 a Registration Statement, of which this Prospectus forms a part, with respect to the resale of such shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.

    Dr. Denis Burger is the President of AVI and a member of our Board of Directors. Due to Dr. Burger's ability to vote and make investment decisions related to the common stock owned by AVI, he is deemed to have a beneficial ownership position in the common stock owned by AVI.

    Other than the aforementioned relationship with Dr. Burger, the selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

    The following table shows information known to us about the beneficial ownership of our common stock as of January 19, 2000, and as adjusted to reflect the sale of common stock offered hereby by each selling stockholder known by us to own beneficially the common stock. As of January 19, 2000, there were 26,978,775 shares of common stock outstanding.

    The following table sets forth the beneficial ownership of each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants held by that person that are currently exercisable are deemed outstanding, (while these shares are not deemed outstanding for purposes of computing percentage ownership of any other person). Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

                                           SHARES OF COMMON STOCK                    SHARES OF COMMON STOCK
                                             BENEFICIALLY OWNED                     TO BE BENEFICIALLY OWNED
                                                BEFORE OFFER                             AFTER OFFERING
                                            UNDER THIS PROSPECTUS                   UNDER THIS PROSPECTUS(1)
                                           -----------------------   SHARES TO BE   -------------------------
NAME                                         NUMBER     PERCENTAGE     OFFERED        NUMBER      PERCENTAGE
----                                       ----------   ----------   ------------   -----------   -----------
AVI BioPharma, Inc.(2)...................    100,000        *%          100,000          0            0%
Clayton Foundation for Research..........     36,130        *%           36,130          0            0%

------------------------

*   REPRESENTS LESS THAN 1% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY

(1) Assumes the selling stockholders sell all of their shares offered hereby to unaffiliated third parties pursuant to this Prospectus. The selling stockholders may sell all or part of their shares.

(2) Dr. Burger has a beneficial ownership position due to his position as President of AVI BioPharma, Inc.

                              PLAN OF DISTRIBUTION

    We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

    The sale of the shares may be effected in one or more of the following methods:

    - ordinary brokers' transactions, which may include long or short sales;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Stock Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the shares;

    - in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

    - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

    - any combination of the foregoing, or by any other legally available means.

    In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the securities act. Neither SuperGen nor any selling stockholder can presently estimate the amount of such compensation. SuperGen knows of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

                                 LEGAL MATTERS

    The validity of the issuance of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of Sparta Pharmaceuticals, Inc., one of our wholly-owned subsidiaries, included in our report on Form 8-K dated August 26, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Sparta's ability to continue as a going concern as discussed in Note 1 to the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Summary...............................      2

Recent Developments...................      5

Risk Factors..........................      5

Where You Can Find More Information...     14

Note Regarding Forward-Looking
  Statements..........................     15

Use of Proceeds.......................     16

Dividend Policy.......................     16

Selling Stockholders..................     16

Plan Of Distribution..................     18

Legal Matters.........................     18

Experts...............................     18

                                 136,130 SHARES

                                 SUPERGEN, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                JANUARY 21, 2000

-------------------------------------------
-------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................       $ 1,175
Legal fees and expenses.....................................        10,000
Accounting fees and expense.................................         7,500
                                                                   -------
Total.......................................................       $18,675
                                                                   =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors and officers.

    Under the Registration Rights Agreement (Exhibits 4.1 hereto), the Registrant has agreed to indemnify the selling stockholders and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------      ------------------------------------------------------------

         3.1(a)            Certificate of Incorporation of the Registrant

         3.2(b)            Bylaws, as amended, of the Registrant

         4.1               Registration Rights Agreement dated December 15, 1999
                             between the Registrant and AVI BioPharma, Inc.

         4.2               Subscription Agreement dated December 1, 1999 between the
                             Registrant and AVI BioPharma, Inc.

         4.3*              Research Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

         4.4*              Research Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

         4.5*              License Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

         4.6*              License Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------      ------------------------------------------------------------
         5.1               Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

        23.1               Consent of Ernst & Young LLP, Independent Auditors

        23.2               Consent of Arthur Andersen LLP

        23.3               Consent of Ernst & Young LLP, Independent Auditors

        23.4               Consent of Counsel (included in Exhibit 5.1)

        24.1               Power of Attorney (included on page II-4)

------------------------

(a) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(b) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.

*   Confidential treatment has been requested.

ITEM 17. UNDERTAKINGS.

    SuperGen hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SuperGen pursuant to the foregoing provisions, or otherwise, SuperGen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SuperGen of expenses incurred or paid by a director, officer, or controlling person of SuperGen in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SuperGen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on January 19, 2000.

                                                       SUPERGEN, INC.

                                                       By:             /s/ JOSEPH RUBINFELD
                                                            -----------------------------------------
                                                                     Joseph Rubinfeld, Ph.D.
                                                                     CHIEF EXECUTIVE OFFICER,
                                                                      PRESIDENT AND DIRECTOR

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of SuperGen, Inc. hereby constitute Joseph Rubinfeld our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SuperGen, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                   TITLE                          DATE
               ---------                                   -----                          ----
         /s/ JOSEPH RUBINFELD
    -------------------------------      Chief Executive Officer, President and     January 19, 2000
           Joseph Rubinfeld                Director (Principal Executive Officer)

          /s/ RONALD H. SPAIR
    -------------------------------      Chief Financial Officer (Principal         January 19, 2000
            Ronald H. Spair                Financial and Accounting Officer)

           /s/ DENIS BURGER
    -------------------------------      Director                                   January 19, 2000
             Denis Burger

    -------------------------------      Director
          Lawrence J. Ellison

          /s/ JULIUS A. VIDA
    -------------------------------      Director                                   January 19, 2000
            Julius A. Vida

            /s/ DANIEL ZURR
    -------------------------------      Director                                   January 19, 2000
              Daniel Zurr

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                      DESCRIPTION
---------------------      ------------------------------------------------------------

          3.1(a)           Certificate of Incorporation of the Registrant

          3.2(b)           Bylaws, as amended, of the Registrant

          4.1              Registration Rights Agreement dated December 15, 1999
                             between the Registrant and AVI BioPharma, Inc.

          4.2              Subscription Agreement dated December 1, 1999 between the
                             Registrant and AVI BioPharma, Inc.

          4.3*             Research Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

          4.4*             Research Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

          4.5*             License Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

          4.6*             License Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

          5.1              Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

         23.1              Consent of Ernst & Young LLP, Independent Auditors

         23.2              Consent of Arthur Andersen LLP

         23.3              Consent of Ernst & Young LLP, Independent Auditors

         23.4              Consent of Counsel (included in Exhibit 5.1)

         24.1              Power of Attorney (included on page II-4)

------------------------

(a) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(b) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.

*   Confidential treatment has been requested.